UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 15, 2015

AlphaPoint Technology, Inc.
(Exact name of small business issuer as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-173028	26-3748249
(Commission File Number)	(IRS Employer Identification No.)

5245 Office Park Blvd, Suite 102

Bradenton, FL  34203

 (Address of principal executive offices and zip code)

(941) 907-8822

 (Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2015, Mr. Geoffrey Bicknell, Chief Financial Officer of AlphaPoint Technology, Inc. (APPO.OB) was appointed to the Company’s Board of Directors, bringing the total number of Board members to six (6).  Mr. Bicknell will begin his tenure immediately and brings to the Board more than 40 years of financial industry experience.

There are no arrangements or understanding between Mr. Bicknell and any other person pursuant to which he was selected as a Director, and the Company has not entered into, nor does it have any currently proposed plans to enter into, any transactions in which Mr. Bicknell will have a direct or indirect material interest.  In addition, there are no family relationships between Mr. Bicknell and any other director or executive officer of the Company.

Background of Mr. Geoffrey Bicknell:

Mr. Bicknell, Chief Financial Officer of AlphaPoint Technology, Inc. (APPO), is responsible for all the day-to-day financial operations, overall management, growth and oversight for APPO. Prior to his arrival at AlphaPoint, Mr. Bicknell held senior finance roles with publicly listed companies in both the USA and Europe.

Mr. Bicknell established a private equity business in the UK and has a successful track record of growing businesses through restructuring, organic growth and acquisition. Mr. Bicknell is currently non-executive director of APC UK Ltd, funded by the UK Government and Auto Industry to identify and aid the development of advanced propulsion technologies, and is a non-executive director of the Eddie Stobart Group, a leading European transport and logistics business.

Mr. Bicknell is also an advisor and senior professional of Douglas Bay Advisors, an Isle of Man based Investment Company.  Mr. Bicknell previously held senior financial and operational positions with Rockwell International Corporation, TI Group Plc, Maxima Holdings Plc and Northgate Information Solutions Plc. He is a Chartered accountant in Canada and in the United Kingdom.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHAPOINT TECHNOLOGIES, INC.

Dated: October 15, 2015	By:	/s/ GARY MACLEOD
Name: Gary Macleod Title: President and Chairman